RULE 424(b)(3)
                        REGISTRATION NO. 333-21073

PRICING SUPPLEMENT NO. 1 TO
PROSPECTUS DATED MARCH 6, 1997

(As supplemented April 2, 1997)

INTERNATIONAL BUSINESS MACHINES CORPORATION

MEDIUM-TERM NOTES
(Fixed Rate Note)

             (Due One Year or More from Date of Issue)

Designation: Fixed Rate			Original Issue Date:
  Medium-Term Notes Due			  June 11, 1997
  December 11, 1998

Principal Amount:  $200,000,000		Maturity Date:
		                           		  December 11, 1998

Issue Price (as a percentage of		Regular Record Dates:
  Principal Amount):  100%		  	  Fifteenth calendar day,
						  whether or not a Business
						  Day, immediately preceding
						  the corresponding Interest
						  Payment Date

Interest Rate:  6.15%				Interest Payment Dates
						December 11, 1997, June 11, 1998
						and Maturity Date

Commission or discount (as 			CUSIP: 459 20Q AJ3
a percentage of Principal
Amount):  0.0%

Redemption Provisions:
  The Notes are not redeemable
  by the Company.

						Form: [X] Book-Entry
						          [   ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

INTEREST

	Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

	If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business
Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION

	The Notes are not redeemable by the Company.


PLAN OF DISTRIBUTION

	The Notes will be sold to Chase Securities Inc. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated:  June 6, 1997